EXHIBIT 99.18
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                        FORM OF AMENDED MULTI-CLASS PLAN


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                           UNDISCOVERED MANAGERS FUNDS


     Plan pursuant to Rule 18f-3(d) under the Investment Company Act of 1940
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                             Effective July 9, 1998
                     Amended and Restated December 15, 1998
                      Amended and Restated April ____, 1999


         WHEREAS, the Board of Trustees of Undiscovered Managers Funds (the "Trust") has considered the following amended and restated multi-class plan (the "Plan") under which the Trust may offer multiple classes of shares of its now existing and hereafter created series pursuant to Rule 18f-3 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act"); and

         WHEREAS, a majority of the Trustees of the Trust and a majority of the Trustees who are not interested persons of the Trust have found the Plan, as proposed, to be in the best interests of each class of shares of each series of the Trust individually and the Trust as a whole.

         NOW, THEREFORE, the Trust hereby approves and adopts the following Plan pursuant to the Rule.

                                    The Plan
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        Each now existing and hereafter created series ("Fund")1 of the Trust may from time to time issue one or more of the following classes of shares:
Institutional Class shares, Investor Class shares and Class C shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's prospectuses, each as from time to time in effect (each, a "Prospectus"). The differences in expenses among these classes of shares, and the exchange features of each class of shares, are set forth below in this Plan, which is subject to

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         (1) The current Funds include: Undiscovered Managers All Cap Value
Fund, Undiscovered Managers Behavioral Growth Fund, Undiscovered Managers Behavioral Long/Short Fund, Undiscovered Managers Behavioral Value Fund, Undiscovered Managers Core Equity Fund, Undiscovered Managers Hidden Value Fund, Undiscovered Managers REIT Fund, Undiscovered Managers Small Cap Value Fund and Undiscovered Managers Special Small Cap Fund. The Trustees of the Trust have also approved as of the date hereof the establishment of two additional Funds -- UM International Equity Fund and UM International Small Cap Equity Fund.


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change, to the extent permitted by law and by the Agreement and Declaration of
Trust and By-laws of the Trust, as amended from time to time, by action of the Board of Trustees of the Trust. There are no conversion rights or features relating to Institutional Class shares, Investor Class shares or Class C shares. Nothing in this Plan shall limit the authority of the Trustees to create additional classes of shares of any Fund.

Class Characteristics

         Institutional Class shares, Investor Class shares and Class C shares of a Fund represent interests in the assets of such Fund. The classes differ materially only with respect to (i) the existence of fees ("Fees") borne exclusively by Investor Class shares and Class C shares pursuant to separate Service and Distribution Plans (the "Service and Distribution Plans") relating to each such Class of shares and (ii) the applicability of front-end and contingent deferred sales charges to Class C shares. On an annual basis, the aggregate amount of Fees payable under the Service and Distribution Plan with respect to Investor Class shares of each Fund will not exceed 0.35% of the Fund's average daily net assets applicable to its Investor Class shares, if any, and the aggregate amount of Fees payable under the Service and Distribution Plan with respect to Class C shares of each Fund will not exceed 1.00% of the Fund's average daily net assets applicable to its Class C shares, if any.

Expense Allocations

         Investor Class shares and Class C shares bear Fees under their respective Service and Distribution Plans, whereas Institutional Class shares pay no such Distribution Fees. Each class may, at the Trustees' discretion, also pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Trust's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than the other classes ("Class Expenses"). All other expenses will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of a particular Fund attributable to that class.

Exchange Features

         Shares of either class of a Fund may be exchanged only for shares of the same class of another Fund, if any, subject to any applicable redemption fee. There is no sales charge on exchanges, but any applicable contingent deferred sales charge period will continue to run following the date of exchange. A shareholder may not exchange shares of a class of one Fund for shares of a class of another Fund that is not qualified for sale in the state of the shareholder's residence. Although the Trust has no current intention of terminating or modifying the exchange


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privilege, it reserves the right to do so at any time. All exchanges will be made based on the respective net asset values next determined following receipt of the request by the Funds in proper form.

Voting Rights

         Each class of shares of each Fund has identical voting rights except that each class has exclusive voting rights on any matter submitted to shareholders that relates solely to that class (e.g., matters relating to a Class's Service and Distribution Plan will be submitted solely to that Class's shareholders), and has separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In matters as to which one or more classes do not have exclusive voting rights, all classes of shares of a Fund will vote together, except when a class vote is required by the 1940 Act.

Amendments

         The Plan may be amended from time to time in accordance with the provisions and requirements of the Rule.




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